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Exhibit 5.1

May 28, 2003

McDATA Corporation
380 Interlocken Crescent
Suite 600
Broomfield, Colorado 80021

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        I am Vice President, General Counsel and Secretary of McDATA Corporation, a Delaware corporation (the "Company"), and have participated in the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering (a) $172,500,000 aggregate principal amount of 2 1/4% Convertible Subordinated Notes Due 2010 (the "Notes") issued by the Company on February 7, 2002, and (b) such indeterminable number of common shares, par value $0.01 per share, of the Company as may be issuable from time to time upon conversion of the Notes (the "Conversion Shares"). The Notes were issued under that certain Indenture, dated as of February 7, 2003 (the "Indenture"), between the Company and Well Fargo Bank Minnesota, National Association, as Trustee (the "Trustee"). The Company issued the Notes pursuant to that certain Amended and Restated Purchase Agreement, dated as of February 4, 2003, among the Company, Banc of America Securities LLC, Credit Suisse First Boston LLC and Salomon Smith Barney Inc. The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

        I have made such inquiries and reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby, and I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. In expressing the opinions set forth below, I have assumed, with your consent, that all documents submitted to me as originals are authentic, all documents submitted to me as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to me for examination are genuine and made by natural persons with legal capacity.

        To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, I assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions contained herein, I am of the opinion that:

           1.  The Notes have been legally issued and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

           2.  The Conversion Shares have been duly authorized and reserved and, when delivered upon conversion of the Notes in accordance with their terms and the terms of the Indenture, will be validly issued, fully paid and non-assessable.

        I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Colorado, the United States of America and the Delaware General Corporation Law. This opinion is limited to the facts as they presently exist and the effect of the present state of the laws of the State of Colorado and the United States of America and the Delaware General Corporation Law. Although I am not admitted to practice in the State of Delaware, I are generally familiar with the Delaware General Corporation Law and have made such inquiries as I consider necessary to render my opinion expressed herein. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. I express no opinion as to the application of the securities or blue sky laws of the several states to the offer or sale of the Notes and the Conversion Shares. Without limiting the generality of the foregoing, except as set forth herein, I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

        The opinions rendered in paragraph 1 relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws); (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

        In addition, to the extent, if any, of application of the laws of the State of Colorado, I express no opinion as to the enforceability of provisions in any of the documents or instruments which are the subject of this opinion to the extent held to (i) compensate any party in excess of actual loss or reasonable expenses; (ii) require reimbursement for or indemnity against or waive claims arising out of actions taken in violation of duties under applicable law or public policy; (iii) require the payment of attorneys' fees by any party and (iv) constitute a waiver of rights that may not be waived or which may be waived only under certain circumstances under applicable law.

        I have neither examined, nor do I opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

        This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts and circumstances.

        My opinion is furnished specifically for you and your securityholders, and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity. Notwithstanding the preceding sentence, I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Registration Statement and the prospectus included therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ THOMAS O. MCGIMPSEY Thomas O. McGimpsey

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  Exhibit 5.1